Exhibit 10.1

Execution Version

CONFIDENTIAL

May 8, 2020

Act II Global Acquisition Corp.

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Ira Lamel, Chief Financial Officer

Re:	Amendment and Consent to Project Taste Commitment Letter

Ladies and Gentlemen:

1.       Reference to Commitment Letter. Reference is made to that certain Commitment Letter, dated as of December 19, 2019, between The Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, Toronto Dominion (Texas) LLC and Act II Global Acquisition Corp., a Cayman Islands exempted company (“you”) (including the Exhibits attached thereto, the “Commitment Letter”). Capitalized terms used herein that are not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this amendment letter (this “Amendment Letter”) refers.

2.       Consent to Amendment of Acquisition Agreement. The Lead Arranger consents to the each of the amendments of the Acquisition Agreement by the parties thereto contained in (i) Amendment No. 1 thereto dated as of February 12, 2020 (“Amendment No. 1”) and (ii) Amendment No. 2 thereto dated as of the date hereof (“Amendment No. 2”), in each case in the form attached hereto as Exhibit A. Upon execution thereof, all references in the Commitment Letter to the Acquisition Agreement shall be deemed to be references to the Acquisition Agreement, as amended by Amendment No. 1 and Amendment No. 2.

3.       Amendments to Commitment Letter.

(a)       The fourth paragraph of the Transaction Summary contained in Exhibit A to the Commitment Letter is amended and restated in its entirety as follows:

“In connection with the foregoing, it is intended that:

(a)       prior to, or concurrently with, the execution and delivery by the SPAC of the Commitment Letter, the SPAC has obtained commitments from (i) Act II Sponsor LLC, a Delaware limited liability company to not have its equity interests in the SPAC (such equity interests, the “Founder Share Value”) redeemed as part of the Acquisition and to vote its shares in favor of the Acquisition, and (ii) the Sellers to (subject to the satisfaction of the terms and conditions set forth in the Acquisition Agreement) receive, at Closing, the Purchase Price (as defined in the Acquisition Agreement), consisting of (A) the Cash Consideration (as defined in the Acquisition Agreement), and (B) the Purchaser Ordinary Shares Consideration (as defined in the Acquisition Agreement) (the “Sellers Equity Rollover”);

(b)       immediately prior to the Closing Date, after giving effect to (1) the Offer and the consummation of all Purchaser Shareholder Redemption Rights in connection therewith; (2) all available amounts in the Trust Account and (3) the completion of the PIPE Investment and any Additional Equity Financing, but excluding for the avoidance of doubt any proceeds of the Debt Financing and (each as defined in the Acquisition Agreement), the SPAC will have an aggregate amount of no less than $210.0 million, of cash (the “SPAC Equity Contribution”), which SPAC Equity Contribution, when combined with, without duplication, the Founder Share Value and the Sellers Equity Rollover, will on a pro forma basis constitute an aggregate amount (such equity amount, the “Minimum Equity Amount”) equal to at least 65.0% of the sum, without duplication, of (A) the aggregate gross proceeds of the Term Facility borrowed on the Closing Date plus (B) the SPAC Equity Contribution plus (C) the Founder Share Value plus (D) the Sellers Equity Rollover;

(c)       the Borrower will obtain the Term Facility and the Revolving Credit Facility, in each case as further described in Exhibit B to the Commitment Letter; and

(d)       the proceeds of the Term Facility incurred on the Closing Date, together with the proceeds from the SPAC Equity Contribution, will be applied (i) to repay and refinance the existing indebtedness for borrowed money of the Targets and their subsidiaries other than (I) certain indebtedness that the Commitment Parties and the Borrower reasonably agree may remain outstanding after the Closing Date, (II) the Acquired Business’s indebtedness that is permitted to remain in effect under the terms of the Acquisition Agreement and (III) ordinary course capital leases, purchase money indebtedness and deferred purchase price obligations (the “Refinancing”), (ii) to pay the cash consideration for the Acquisition, (iii) to pay any amounts paid in connection with the Warrant Amendment (as defined in the Acquisition Agreement) and (iv) to pay certain fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).”

(b)       Condition #1 contained in Exhibit C to the Commitment Letter is amended and restated in its entirety as follows:

“1.	Concurrent Transactions: Substantially concurrently with the initial fundings contemplated by the Commitment Letter, (a) the SPAC shall have received the SPAC Equity Contribution in the aggregate amount of at least $210.0 million, which when combined with, without duplication, the Founder Share Value and the Sellers Equity Rollover shall constitute the Minimum Equity Amount, (b) the Seller Equity Rollover shall have occurred and (c) the Refinancing shall have occurred (with all applicable related liens and guarantees to be released and terminated or customary provisions therefor made). The Acquisition shall have been consummated pursuant to the Acquisition Agreement, as amended by Amendment No. 1 and Amendment No. 2, without any alteration, amendment or other change, supplement or waiver thereto, or any consent having been given, in the case of any of the foregoing in a manner which would be materially adverse to the Lenders (in their capacities as such) or the Lead Arranger, unless consented to in writing by the Lead Arranger, such consent not to be unreasonably withheld, delayed or conditioned; provided that (a) any decrease of less than 10% in such purchase price shall not be deemed to be materially adverse to the interests of the Lenders so long as such decrease is allocated, first, to reduce the SPAC Equity Contribution to an amount not less than the greater of (x) the Minimum Equity Amount and (y) $210.0 million and, thereafter, as a reduction to the Term Facility, (b) any increase in the purchase price shall not be materially adverse to the interests of the Lenders so long as such increase is funded by an increase in the SPAC Equity Contribution or other cash equity proceeds; and (c) any modifications to the second sentence of Section 10.7 of the Acquisition Agreement or (to the extent that the Acquisition Agreement provides that a modification, waiver or termination thereof would require the approval in writing of the Lead Arrangers) any provision or definition referenced therein, or the definition of “Material Adverse Effect” in, the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lead Arranger. The Lead Arranger shall have been provided with a copy of each alteration, amendment or other change, supplement or waiver to the Acquisition Agreement, or any consent with respect thereto, that could reasonably be expected to impact the interests of the Lenders (in their capacities as such) or the Lead Arranger. The Specified Acquisition Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality).”

2

4.       Assignment; Counterparts; Etc. This Amendment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth in the Commitment Letter, the Indemnified Parties. This Amendment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Amendment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of an original executed counterpart hereof. This Amendment Letter may not be amended or waived except by an instrument in writing signed by all the parties to this Amendment Letter.

5.       Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment Letter. This Amendment Letter, together with the Commitment Letter, contains the entire agreement among the parties relating to the subject matter hereof and thereof and supersedes all oral statements and prior writings with respect thereto.

6.       Governing Law, Jurisdiction, Waiver of Jury Trial. This Amendment Letter and any claim, controversy or dispute arising hereunder or related hereto (whether based upon contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Amendment Letter and the other transactions contemplated hereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in any such court. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim or defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any claim or action arising out of this Amendment Letter or conduct in connection with this agreement is hereby waived.

3

7.       Confidentiality. You agree that this Amendment Letter is for your confidential use only and will not be disclosed by you to any person except to the extent permitted by the confidentiality provisions of the Commitment Letter.

8.       Reference to Commitment Letter. Except as expressly amended, supplemented or otherwise modified hereby, the terms of the Commitment Letter remain in full force and effect and apply to the parties hereto as if such party was an original signatory thereto.

[Remainder of page intentionally left blank]

4

Very truly yours,

TORONTO DOMINION (TEXAS) LLC

By:	/s/ Wallace Wong
	Name:	Wallace Wong
	Title:	Authorized Signatory

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Wallace Wong
	Name:	Wallace Wong
	Title:	Authorized Signatory

TD SECURITIES (USA) LLC

By:	/s/ K. Alper Ilgar
	Name:	K. Alper Ilgar
	Title:	Managing Director

[Signature Page to Project Taste Amendment and Consent Letter (Commitment Letter)]

Accepted and agreed to

as of the date first written above:

ACT II GLOBAL ACQUISITION CORP.

By:	/s/ Ira J. Lamel
Name:	Ira J. Lamel
Title:	Chief Financial Officer

[Signature Page to Project Taste Amendment and Consent Letter (Commitment Letter)]

EXHIBIT A

Form of Amendments No. 1 and 2
to the Acquisition Agreement

[Intentionally Omitted]